                                                                    Exhibit 4-8

                                U.S. $30,000,000

                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF AUGUST 27, 1996

                                      AMONG

                        NEW JERSEY RESOURCES CORPORATION
                                  AS BORROWER,

                            UNION BANK OF SWITZERLAND
                                 NEW YORK BRANCH
                                    AS AGENT

                                       AND

                            UNION BANK OF SWITZERLAND

                  THE BANK OF TOKYO MITSUBISHI, LTD. AS LENDERS

                        NEW JERSEY RESOURCES CORPORATION

                                U.S. $30,000,000

                           DATED AS OF AUGUST 27, 1996

                                TABLE OF CONTENTS


                                                                     Page Number
1.       DEFINITIONS; INTERPRETATION
         1.1.         Definitions                                        1
         1.2.         Interpretation                                     4

2.       COMMITMENTS; DISBURSEMENT
         2.1.         Commitment to Lend                                 4
         2.2.         Notice of Borrowing                                4
         2.3.         Disbursements                                      4
         2.4.         Evidence of Advances                               5
         2.5.         Extension of Commitment                            5

3.       REPAYMENT
         3.1.         Repayment                                          5
         3.2.         Reduction of the Commitments                       5
         3.3.         Optional Prepayment                                5

4.       INTEREST
         4.1.         Basic Rate                                         5
         4.2.         Substitution Rate                                  5
         4.3.         Interest on Late Payments                          6

5.       FEES
         5.1.         Commitment Fee                                     6
         5.2.         Agency Fees                                        6

6.       TAXES
         6.1.         Gross-up                                           6
         6.2.         Stamp Taxes                                        7

7.       CONDITIONS PRECEDENT
         7.1.         Conditions to be Satisfied on or
                      Before the Initial Disbursement Date               7

         7.2.         Termination of Existing Revolving Credit
                      Agreement                                          8
         7.3.         Further Conditions to be Satisfied at or
                      Before Each Disbursement Date                      8

8.       REPRESENTATIONS AND WARRANTIES
         8.1.         Representations and Warranties                     8
         8.2.         Repetition of Representations and Warranties      10

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                                                                    Page Number
9.       COVENANTS
         9.1.         Use of Proceeds                                   10
         9.2.         Governmental Authorizations                       10
         9.3.         Financial Statements and Other Information        10
         9.4.         Notices of Default                                11
         9.5.         Negative Pledge                                   12
         9.6.         Consolidation, Merger, Sale of Assets, etc.       12
         9.7.         Preservation of Existence, Rights and
                      Franchises;
                      Conduct of Business                               13
         9.8.         Insurance                                         13
         9.9.         ERISA Compliance                                  13
         9.10.        Payment of Taxes, etc.                            13
         9.11.        Borrower Debt                                     13
         9.12.        Interest Coverage                                 13
         9.13.        Debt Ratio                                        13
         9.14.        Subsidiary Borrowing                              14
         9.15.        Holding Company Act Compliance                    14

10.      EVENTS OF DEFAULT
         10.1.        Events of Default                                 14
         10.2.        Default Remedies                                  15
         10.3.        Right of Setoff                                   15
         10.4.        Rights Not Exclusive                              15

11.      PAYMENTS; COMPUTATIONS
         11.1.        Making of Payments                                16
         11.2.        Computations                                      16

12.      APPLICATION, DISTRIBUTION AND SHARING OF PAYMENTS
         12.1.        Sharing of Payments                               16

13.      THE AGENT
         13.1.        The Agent                                         16
         13.2.        Covenant to Reimburse                             17
         13.3.        Non-Receipt of Funds by the Agent                 17

14.      INDEMNIFICATION
         14.1.        Expenses                                          17
         14.2.        Other Costs                                       18

15.      CHANGES IN APPLICABLE LAW; INCREASED COSTS
         15.1.        Changes in Applicable Law                         18
         15.2.        Increased Costs                                   18
         15.3.        Alternative Arrangements                          19

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                                                                    Page Number
16.      GENERAL
         16.1.        Choice of Law                                     19
         16.2.        Jurisdiction                                      19
         16.3.        Loan Currency                                     19
         16.4.        Notices                                           20
         16.5.        Remedies and Waivers                              20
         16.6.        Amendment                                         20
         16.7.        Assignment; Participations                        20
         16.8.        Determinations by the Agent or any Bank           21
         16.9.        Survival                                          21
         16.10.       Severability of Provisions                        21
         16.11.       Counterparts                                      21
         16.12.       Integration of Terms                              21

SCHEDULE I             -     Details of Banks and Commitments

EXHIBIT A              -     Form of Grid Note
EXHIBIT B              -     Substance of Opinions of Counsel to the Borrower
EXHIBIT C              -     List of Subsidiaries of the Borrower
EXHIBIT D              -     Permitted Encumbrances
EXHIBIT E              -     Permitted Indebtedness


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                  THIS REVOLVING CREDIT AGREEMENT is made as of August 27, 1996, among NEW JERSEY RESOURCES CORPORATION, as borrower (the "Borrower"), UNION BANK OF SWITZERLAND, New York Branch, as agent (the "Agent") and UNION BANK OF SWITZERLAND and THE BANK OF TOKYO MITSUBISHI, LTD. (the "Banks").

                  WHEREAS the Borrower wishes to be able to borrow from the Banks, and the Banks, severally but not jointly, are willing to lend, on a revolving basis, to the Borrower, an aggregate principal amount of up to $30,000,000, the parties agree as follows.

1.     DEFINITIONS; INTERPRETATION

                  1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.

                  "Advance" means an advance made by a Bank to the Borrower pursuant to Section 2.1.

                  "Aggregate Advances" means, with respect to each Bank, the sum of its Advances hereunder.

                  "Applicable Law" means (a) any law or regulation of (i) the jurisdiction (or any agency, department, instrumentality or taxing authority thereof) under whose law the Borrower is incorporated, and (ii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which the Borrower's principal office is located and (b) as to any Bank, any law or regulation of (i) the jurisdiction (or any agency, department, instrumentality or taxing authority thereof) under whose law such Bank is organized, (ii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which such Bank's principal office is located and
(iii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which such Bank's Lending Office is located.

                  "Borrowing" means the aggregate of the Advances made on any Disbursement Date.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commission" has the meaning assigned to that term in Section 8.1(n).

                  "Commitment" means, in relation to any Bank, the obligation to lend the amount specified opposite its name in Schedule I, in each case as reduced in accordance with the terms hereof.

                  "Default" means any event or occurrence which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

                  "Disbursement Date" in respect of any Advance, has the meaning assigned to that term in Section 2.2.

                  "Dollars" or "$" means lawful money of the United States.

                  "Effective Date" means October 1,1996.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                  "ERISA Affiliate" means each trade or business (whether or not incorporated) that would be treated together with the Borrower as a single employer under Section 4001 of ERISA.

                  "Event of Default" has the meaning assigned to that term in
Section 10.1.

                  "Grid Note" means a promissory note of the Borrower evidencing Advances made by a Bank, in substantially the form of Exhibit A.

                  "IRS" has the meaning assigned to that term in Section 6.1(a)(i).

                  "Indebtedness" with respect to any Person, means any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, (other than trade payables incurred in the ordinary course of business of such Person), a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument, to which such Person is a party as debtor, borrower, lessee or guarantor.

                  "Indenture" means the Indenture of Mortgage and Deed of Trust dated April l, 1952 between New Jersey Natural Gas Company and Harris Trust and Savings Bank, as Trustee, as amended through the Twenty-sixth supplemental Indenture dated October 1, 1995.

                  "Interest Period" means, with respect to any Advance, the period commencing on the Disbursement Date, in the case of the initial Interest Period for an Advance, or on the last day of the prior Interest Period in the case of any subsequent Interest Period for an Advance. The duration of each such Interest Period shall be one, two, three or six months (or such shorter period as the Borrower, the Agent and the Banks may agree) as designated by the Borrower in a Notice of Borrowing delivered to the Agent pursuant to Section 2.2, in the case of the initial Interest Period for an Advance, or in a notice delivered to the Agent at least four Business Days prior to the end of the prior Interest Period, in the case of any subsequent Interest Period for an Advance, provided that:

                  (a) if the Borrower shall fail timely to elect the duration of an Interest Period, it will be deemed to have elected a three month Interest Period;

                  (b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) below, end on the last Business Day of a calendar month; and

                  (d) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

                  "Lending Office", with respect to any Bank, means the office of such Bank named in Schedule I or such other office of such Bank as such Bank may have last designated as its lending office for purposes of this Agreement by notice to the Agent and the Borrower.

                  "Long-Term Debt" means obligations of the Borrower for borrowed money which are by their terms not due (or subject to demand) within one year.

                  "Majority Banks" means Banks whose Aggregate Advances total more than fifty percent (50%) of the Banks' Aggregate Advances.

                  "Margin" means, on a per annum basis, 30 basis points. Notwithstanding the foregoing, the Borrower agrees that if the rating (by either Rating Agency) of the First Mortgage Bonds of New Jersey Natural Gas Company is equal to BBB+ (or its equivalent) or below, the Borrower shall negotiate in good


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
faith with the Agent to reset the rate to an amount which is consistent with the market rate for customers with a credit rating equal to that of the Borrower.

                  "Officers' Certificate" means a certificate executed on behalf of the Borrower by any two officers of the Borrower.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

                  "Plan" means any plan subject to Title IV of ERISA with respect to which the Borrower or any ERISA Affiliate would incur a liability to the PBGC or to such plan pursuant to Title IV of ERISA as a result of the termination of such plan or withdrawal or partial withdrawal of any person from such plan.

                  "Plan Event" means the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, the receipt of any notice by any Plan that the PBGC intends to apply for the appointment of a trustee to administer such Plan, the termination of any Plan, the complete or partial withdrawal of any Person from any Plan if such withdrawal could result in liability of the Borrower or any ERISA Affiliate to the PBGC or to such Plan, a "reportable event," as defined in Section 4043(b) of ERISA, with respect to any Plan and any other event or condition that would constitute grounds under
Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

                  "Prime Rate" means the rate which the Agent announces from time to time as its prime rate, the Prime Rate to change when and as such prime rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "Principal Subsidiary" means each of New Jersey Natural Gas Company, NJR Storage Corp., New Jersey Natural Energy Company, New Jersey Natural Resources Company and NJNR Pipeline Company, and Commercial Realty & Resources Corp., and any other Subsidiary having total assets in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis, all as set forth in the most recent audited balance sheets of the Borrower and its Subsidiaries.

                  "Pro Rata Share" means, with respect to any Bank and any Advance, the amount that bears the same relation to the principal amount of such Advance, as the case may be, as such Bank's Commitment bears to the Total Commitment.

                  "Quoted Rate" means, with respect to any Interest Period for a Borrowing, the rate of interest (expressed as an annual rate) determined by the Agent to be the arithmetic mean (rounded up to the nearest one sixteenth of one percent (1/16%)) of the respective rates of interest communicated by the several Reference Banks to the Agent as the rates at which each such Reference Bank is offering to place a deposit in Dollars, for a term coextensive with such Interest Period in an amount substantially equal to the amount of such Reference Bank's Pro Rata Share of such Borrowing, with leading banks in the London interbank marker at approximately 11:00 a.m. London time on the second Business Day next preceding the Disbursement Date for such Borrowing; provided, however, that if any of the Reference Banks fails so to communicate a rate, the Quoted Rate shall be determined on the basis of the rates communicated to the Agent by the remaining Reference Bank or Reference Banks.

                  "Rating Agency" means Moody's Investors Service Inc., Standard and Poor's Corporation and their respective successors and assigns.

                  "Reference Banks" means the respective principal New York offices of Union Bank of Switzerland and The Bank Of Tokyo-Mitsubishi, Ltd..

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
                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any Successor to all or a portion thereof establishing reserve requirements.

                  "Subsidiary" at any time, means any entity of which more than fifty percent of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower and/or by one or more such entities.

                  "Termination Date" means October 1, 1999 unless extended pursuant to Section 2.5 or the earlier date of termination in whole of the Commitments pursuant to Section 3.2.

                  "Total Commitment" means the sum of the Commitments of all of the Banks in effect from time to time.

                  "United States" means the United States of America.

                  "United States Tax" has the meaning assigned to that term in
Section 6.1.

                  "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of the source.

                  1.2. Interpretation. The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The words "written" and "in writing" include any means of visible reproduction. Unless otherwise indicated, references to Sections , Exhibits and Schedules are to be construed as reference to sections of and exhibits and schedules to this Agreement.

2.     COMMITMENTS; DISBURSEMENT

                  2.1. Commitment to Lend. On the terms and subject to the conditions set forth herein, each Bank severally but not jointly, agrees to make from time to time on or prior to the Termination Date, in an aggregate principal amount not exceeding such Bank's Commitment, one or more Advances through its Lending Office to the Borrower. Within the limits of each Bank's Commitment, the Borrower may borrow, repay pursuant to Section 3.1 or prepay pursuant to Section 3.3, and reborrow under this Section 2.1.

                  2.2. Notice of Borrowing. If the Borrower wishes to borrow hereunder, it shall, not later than 5:00 p.m. New York City time on the fourth Business Day preceding the date on which it wishes to borrow, give the Agent notice of (a) such date (a "Disbursement Date"), (b) the amount of the Borrowing, which amount shall be an integral multiple of $1,000,000 not less than $3,000,000 (unless the remaining unused portion of the Total Commitment is less than $3,000,000 in which case the amount designated by the Borrower shall equal the remaining unused portion of the Total commitment), (c) the account to which it wishes the proceeds of the Borrowing to be credited and (d) the Interest Period for such Borrowing. The giving of such notice shall constitute the Borrower's irrevocable commitment to borrow such amount on such Disbursement Date.

                  2.3. Disbursements. The Agent shall promptly, on the third Business Day prior to the anticipated Disbursement Date, give notice to each Bank of (a) the Disbursement Date for such Borrowing, (b) the amount of the Advance to be made by such Bank on such Disbursement Date, which amount shall be such Bank's Pro Rata Share of such Borrowing, and (c) the Interest Period. By 11:00 a.m. New York City time on each Disbursement Date, each Bank shall, subject to the conditions set forth herein, make available to the Agent an amount equal to the amount of the Advance to be made by such Bank on such Disbursement Date, in same-day funds, by deposit to such account as the Agent may have theretofore designated by notice to the Banks. Subject to the conditions set forth herein, the Agent shall, on such Disbursement Date, transfer such funds by 12 noon New York City time to the account specified by the Borrower pursuant to
Section 2.2.

                  2.4. Evidence of Advances. Each Bank's Advance made pursuant to this Agreement shall be evidenced on the Grid Note of the Borrower held by such Bank. Upon making an Advance, each Bank shall record on the schedule contained on the Grid Note the Disbursement Date and the principal amount of the Advance. Each Bank shall also promptly so record any payments of principal or interest. In any legal action or proceeding in respect of this Agreement or any Advance, the entries made on such schedule shall be prima facie evidence of the existence and amounts of the Advances made by such Bank and of the amounts due to it under this Agreement in respect thereof. The failure to record or to record properly any such amount shall not affect the obligation of the Borrower to repay the actual principal amount of any Advance made by any Bank with all applicable interest accruing thereon.

                  2.5 Extension of Commitment. At least 6 months but not more than 12 months before the Termination Date, the Borrower may request the Agent and the Banks, by giving written notice of such request to the Agent, to extend the Termination Date of the Agreement for one year, specifying the terms and conditions, including fees, to be applicable to such extension. The Agent shall promptly notify the Banks of such request, and, no later than 90 days from the date on which the Agent shall have received notice from the Borrower pursuant to the preceding sentence, the Agent shall notify the Borrower of the consent or non-consent to such extension request. No extension shall be effective without the consent of the Banks. The consent of the Banks shall be conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to the Banks and their counsel incorporating substantially the terms and conditions contained in the extension request as the same may be modified by agreement among the Borrower and the Banks. In no event shall the Termination Date be extended beyond October 1, 2002.

3.     REPAYMENT

                  3.1. Repayment. The Borrower shall repay the principal amount of each Advance owing to such Bank on the Termination Date.

                  3.2. Reduction of the Commitments. The Borrower shall have the right, upon at least five Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that each partial reduction shall be in the aggregate of $1,000,000 or a greater integral multiple thereof.

                  3.3. Optional Prepayment. The Borrower may, upon at least five Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of any Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or a greater integral multiple of $500,000 and (b) the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 14.2.

4.     INTEREST

                  4.1. Basic Rate. (a) Except as otherwise expressly provided in
Section 4.2 or Section 4.3, interest shall accrue on the outstanding principal amount of each Advance at a rate per annum equal to the sum of the Quoted Rate plus the Margin. The Agent shall give prompt notice to the Borrower and each Bank of the Quoted Rate after each determination thereof. Each Reference Bank shall use reasonable efforts to furnish in a timely manner a quotation for use in the determination of the Quoted Rate.

                  (b) Except as otherwise provided herein, accrued interest on the unpaid principal amount of each Advance owing to each Bank from the date of such Advance until the maturity thereof


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
(whether at stated maturity, by acceleration or otherwise) shall be payable on the last day of an Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

                  4.2. Substitution Rate. (a) If none of the Reference Banks shall communicate a rate to the Agent for the purpose of making any determination of the Quoted Rate, or if the Majority Banks shall determine and so advise the Agent (i) that the Banks are generally unable to obtain deposits in Dollars in the London inter-bank market for the applicable Interest Period or
(ii) that the Quoted Rate for such Interest Period will not adequately reflect the cost to the Majority Banks of obtaining deposits in Dollars in the London inter-bank market for such Interest Period, the Agent shall promptly (but in any event not later than 5:00 p.m. New York time on the second Business Day preceding the Disbursement Date), so notify the Borrower and the Banks.

                  (b) If a notice is given pursuant to Section 4.2(a), interest shall accrue on each Bank's Advance during the affected Interest Period at a rate per annum equal to the Prime Rate. The Borrower, at its discretion, shall have the right to prepay any Borrowing subject to the Prime Rate at any time, provided the Borrower has given the Bank one Business Day prior written notice.

                  (c) For the purpose of determining the commitment fee payable by the Borrower under Section 5.1, the unused portion of the Total Commitment shall not include the Commitment of any Bank to the extent its obligation to lend is canceled or suspended pursuant to Section 15.1, and such Bank shall not be entitled to receive any portion of the commitment fee attributable thereto.

                  4.3. Interest on Late Payments. If any amount payable by the Borrower hereunder is not paid on or before the due date thereof, interest shall accrue on such amount to the extent permitted by applicable law, during the period from and including the due date thereof to but excluding the date such amount is paid, at a rate per annum equal for each day in such period to the sum of 2% plus the Base Rate. For purposes hereof, the "Base Rate" means, for any day, the higher of (x) the rate announced from time to time by the Agent as its prime rate on such date, changing as and when such prime rate changes and (y) 1/2 of 1% in excess of the average rate quoted to the Agent at approximately 11:00 a.m. (New York City time) on such day (or, if such day is not a Business Day, on the next preceding Business Day) for overnight Federal Funds transactions arranged by New York Federal Funds brokers selected by Agent on such date.

5.     FEES

                  5.1. Commitment Fee. The Borrower shall pay to the Agent for the account of the Banks a commitment fee on the average daily unused portion of the Total Commitment from and including the date hereof to but excluding the Termination Date at a rate per annum of one eighth of one percent (1/8%), payable on the last day of each February, May, August and November, commencing February 28, 1991, and on the Termination Date.

                  5.2. Agency Fees. The Borrower shall pay to the Agent for its own account agency fees in the amounts and at the times separately agreed upon between the Borrower and the Agent.

6.     TAXES

                  6.1. Gross-up. (a) In the event that any amount is required by Applicable Law to be withheld or deducted from any payments due to a Bank in respect of any Advance for or on account of any present or future taxes imposed by any governmental or other taxing authority of or in the United States ("United States Tax"), the Borrower shall pay to the Agent for distribution to such Bank such additional amounts as may be necessary in order that the net amount received for distribution to such Bank after the required withholding or other payment (including any required withholding or other payment on such additional amounts) shall equal the amount the Agent would have received for distribution to such Bank had no such withholding or other payment been made; provided, however, that no such additional amounts shall be paid:

                  (i) if such Bank shall have delivered an Internal Revenue Service ("IRS") Form 4224 to the Borrower pursuant to Section 6.1(c) and (A) such Bank shall at any time not be entitled to complete exemption from withholding of United States Tax for any reason other than a change in United States federal income tax law, regulation or official interpretation after the date hereof or (B) such withholding or deduction of United States Tax is imposed in respect of similar payments to United States taxpayers generally; or

                  (ii) if such Bank shall have delivered an IRS Form 1001 to the Borrower pursuant to Section 6.1(c) and such Bank shall at any time not be entitled to the complete exemption from or reduction of United States Tax for any reason other than an amendment, modification or revocation of an applicable double tax treaty, or a change in official position regarding the application or interpretation of such treaty, after the date hereof; or

                  (iii) in the case of a Bank that has delivered an IRS Form 1001 that claims partial exemption from or reduction of United States Tax, for or on account of any such taxes imposed at a rate that date not exceed the rate applicable to such Bank on the date hereof; or

                  (iv) for or on account of any such taxes that could not have been imposed but for such Bank's failure to comply with its obligations under Section 6.1(c).

                  In the event that the Borrower or the Agent makes payments to any Bank without any reduction by reason of withholding or other payments of United States Tax, and it is later determined by any applicable governmental or taxing authority that the Borrower or the Agent is liable for withholding or other payments and such Bank would not be entitled, by virtue of clause (i),
(ii), (iii) or (iv) above, to an additional amount in respect of any such deduction or withholding, then such Bank shall indemnify the Borrower or the Agent, as the case may be (on an after-tax basis), for any amounts (other than interest and penalties, where the failure by the Borrower or the Agent, as the case may be, to deduct or withhold was not the result of an action or inaction on the part of such Bank) that the Borrower or the Agent, as the case may be, remits to the governmental or taxing authority as a result of such determination. If the Borrower receives notice of any additional amount due hereunder, it shall, subject to compliance with Section 3.3 hereof, have the right to prepay the Aggregate Advances, in whole or in part, of any Bank to which such additional amount is payable.

                  (b) All taxes to be paid by the Borrower pursuant to Section 6.1(a) shall be paid prior to the date on which penalties attach thereto or interest accrues thereon. If any Bank pays any amount in respect of such taxes or penalties or interest thereon (other than penalties or interest where the failure by the Borrower or Agent, as the case may be, to deduct or withhold was the result of an action or inaction on the part of such Bank), the Borrower shall reimburse such Bank in Dollars for such payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing such payment or certified copies thereof to the Agent on or before the thirtieth day after payment.

                  (c) Each Bank that is not a U.S. Person shall deliver to the Borrower an accurate and complete original signed copy of an IRS Form 1001 or 4224 within 30 days of the signing of this Agreement, and shall deliver such additional or supplemental forms thereafter as may be required in order to maintain the effectiveness and accuracy of such forms. In addition, such Bank shall deliver to the Borrower such other forms or documentation as the Borrower may reasonably request in order to comply with United States tax laws. For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described herein (unless such failure is due to a change in law occurring after the date on which a form originally was required to be provided) such Bank shall not be entitled to indemnification under subsection (a) with respect to United States Taxes.

                  6.2. Stamp Taxes. The Borrower shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any jurisdiction in connection, with this Agreement or the Grid Notes. If the Agent or any Bank pays any amount in respect of any such taxes, duties, levies, penalties or interest, the Borrower shall reimburse the Agent or such Bank for such payment on demand.

7.     CONDITIONS PRECEDENT

                  7.1. Conditions to be Satisfied on or Before the Effective Date. The obligation of the Banks to make the initial Advances hereunder is subject to the condition that the Agent receive, on or before the Effective Date, one executed copy and certified copies or additional executed copies sufficient for all the Banks of each of the documents listed below, each dated the date of its delivery, in form and substance satisfactory to the Agent:

                  (a) The Grid Notes for distribution by the Agent to each Bank, duly executed and delivered.

                  (b) Opinions of Debovise & Plimpton, counsel to the Borrower, as to the matters set forth in Exhibit B.

                  (c) Copies of all corporate action taken by the Borrower to authorize this Agreement, the borrowings hereunder and the Grid Notes, certified as of the date hereof.

                  (d) Such other documents as the Agent may reasonably require.

                  7.2 Termination of Existing Revolving Credit Agreement. Reference is made to that certain Revolving Credit Agreement, dated as of December 31,1990, by and among Borrower, the Lenders party thereto and Union Bank of Switzerland, New York Branch, as Agent (as amended, the "Existing Credit Agreement"). The Borrower hereby requests that the "Commitments" under the Existing Credit Agreement be terminated immediately upon this Agreement becoming effective. Each Bank party hereto that is also party to the Existing Credit Agreement agrees that;

                  (a) the Existing Credit Agreement, and all "Commitments" and all other obligations under the Existing Credit Agreement (other than obligations which, by their terms, are contemplated to survive termination of the Existing Credit Agreement) shall cease and be terminated on the Effective Date; and

                  (b) to the extent that any notice is required under the Existing Credit Agreement in order to effect the termination contemplated in this Section 7.2, such requirement is hereby waived;

                  7.3. Further Conditions to be Satisfied at or Before Each Disbursement Date. The obligation of each Bank to make each Advance hereunder (including its initial Advance) is subject to the further conditions that (a) the Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, (b) there shall have occurred no Default or Event of Default, (c) the representations and warranties contained in Section 8.1 shall be true with the same effect as though such representations and warranties had been made at the initial Disbursement Date and (d) there shall have been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Borrower since the date of the financial statements furnished to the Agent as of the date hereof. The Borrower's notice of borrowing pursuant to Section 2.2 hereof shall be deemed to constitute a certification to the foregoing effect.

8.     REPRESENTATIONS AND WARRANTIES

                  8.1. Representations and Warranties. The Borrower represents and warrants to each Bank as follows:

                  (a) The Borrower is a corporation duly organized and validly existing under the law of New Jersey and has the power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated in this Agreement.

                  (b) Each Principal Subsidiary is an entity duly organized and validly existing under the law of its jurisdiction of incorporation or organization and has the power and authority to own its property and to conduct its business as currently conducted.

                  (c) The Borrower has taken all necessary corporate action to authorize the execution and delivery of this Agreement and all other documents to be executed and delivered by it in connection with this Agreement, the performance of its obligations under the Agreement and the Grid Notes and the consummation of the transactions contemplated in this Agreement.

                  (d) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the Grid Notes, when duly executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  (e) All governmental authorizations and actions of any kind necessary to authorize the Advances or required for the validity or enforceability against the Borrower of this Agreement or the Grid Notes have been obtained or performed and are valid and subsisting in full force and effect.

                  (f) No Default or Event of Default has occurred and is continuing or will occur by reason of the consummation of the transactions contemplated in this Agreement.

                  (g) No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement or the Grid Notes or the consummation of the transactions contemplated in this Agreement, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any Principal subsidiary or any material agreement, instrument, judgment, order, law, rule or regulation applicable to the Borrower or any Principal Subsidiary or to any property of the Borrower or any Principal Subsidiary.

                  (h) There are no actions, proceedings or claims pending, or, to the knowledge of the Borrower, threatened, which would reasonably be expected to have a materially adverse effect on the business, operations, property or consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, or impair the ability of the Borrower to perform its obligations under, or affect the validity or enforceability of, this Agreement or the Grid Notes.

                  (i) The Borrower's financial statements for the most recent fiscal year fairly present the financial condition of the Borrower as of the close of such fiscal year, have been prepared in accordance with generally accepted accounting principles, consistently applied, and have been certified by Deloitte & Touche, or other independent public accountants of recognized national standing, as fairly presenting the financial condition of the Borrower as at the close of such fiscal year and the results of its operations for such year.

                  (j) There has been no material adverse change since December 31, 1995 in the business, operations, property or consolidated financial condition of the Borrower or in the Borrower's ability to perform its obligations under this Agreement or the Grid Notes.

                  (k) The execution and delivery by the Borrower of this Agreement and the Grid Notes are not subject to any tax, duty, fee or other charge, including, without limitation, any registration or transfer tax, stamp duty or similar levy, imposed by or within the United States or any political subdivision or taxing authority thereof or therein that has not been paid by the Borrower.

                  (l) The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  (m) The Borrower and its Subsidiaries are exempted from regulation by the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), except under Section 9(a)(2) thereof, pursuant to a filing made with the Commission under Section 3 of the Holding Company Act. Such filing is in full force and effect, and no proceedings are pending or, to the knowledge of the Borrower, threatened for the revocation or denial of such exemption.

                  (n) The Borrower and its Subsidiaries have filed all material tax returns and reports required to be filed by them in any jurisdiction, and all taxes, assessments, fees and other governmental charges or levies imposed upon the Borrower and each Subsidiary or upon any of their respective properties, assets, income, profits or franchises, that are due and payable, have been paid where the failure to so file, or the failure to so pay, would materially affect the Borrower's ability to perform its obligations hereunder, except for any taxes, assessments, fees, charges or levies which are being contested in good faith and for which reserves which are adequate under generally accepted accounting principles have been established.

                  (o) No Plan has incurred a material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code whether or not such accumulated funding deficiency has been waived. No Plan has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code, as amended, that might result in a material liability of the Borrower or any ERISA Affiliate to any person. No Plan Event has occurred that might result in a material liability of the Borrower or any ERISA Affiliate to the PBGC or to any Plan.

                  (p) None of the transactions contemplated in this Agreement (including, without limitation, the Borrowings and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

                  (q) No contractual obligation of the Borrower or any Subsidiary and no requirement of law materially adversely affects, or insofar as the Borrower may reasonably foresee may so affect, the business, operations, property or consolidated financial condition of the Borrower.

                  (r) All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Borrower to the Banks for purposes of or in connection with this Agreement, the Grid Notes or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of the Borrower to the Banks will be true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement and the Grid Notes, and not incomplete by omitting to state any material fact necessary to make such information not misleading in view of the circumstances under which such information is given.

                  (s) Exhibit C contains an accurate list as of the date hereof of all the presently existing Subsidiaries of the Borrower and accurately sets forth with respect to each Subsidiary the laws under which it is incorporated or organized and the percentage of its voting stock owned by the Borrower or any other Subsidiary (other than directors' qualifying shares). All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.

                  8.2. Repetition of Representations and Warranties. Each of the representations and warranties set forth in Section 8.1 shall be deemed to be repeated on each Disbursement Date as if made at and as of such time.

9.     COVENANTS

                  9.1. Use Or Proceeds. The Borrower shall use the proceeds of the Advances for its general corporate purposes.

                  9.2. Governmental Authorizations. The Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with governmental authorities that may be required for the validity or enforceability against the Borrower of this Agreement or the Grid Notes.

                  9.3. Financial Statements and Other Information. The Borrower will deliver to the Agent, with a copy for each Bank, the following:

                  (a) as soon as available but in no event more than 45 days after the end of each of the Borrower's fiscal quarters, consolidated (and company only as to the Borrower and each Principal Subsidiary) balance sheets of the Borrower and its Subsidiaries as of the close of such period and consolidated (and company only as to the Borrower and each Principal Subsidiary) statements of income and retained earnings and statements of cash flow from the beginning of the then current fiscal year and from the beginning of such fiscal quarter to the close of such period, certified by the chief financial officer of the Borrower and accompanied by a certificate of said officer stating whether any Default or Event of Default has occurred and, if so, stating the facts with respect thereto, and providing calculations which establish the Borrower's compliance with the requirements or restrictions imposed by Sections 9.11, 9.12 and 9.13;

                  (b) as soon as available but in no event more than 90 days after the close of each of the Borrower's fiscal years, a copy of the annual audit report relating to the Borrower and its Subsidiaries on a consolidated basis and relating to the Borrower and New Jersey Natural Gas Company separately in reasonable detail satisfactory to the Agent and in each case prepared in accordance with generally accepted accounting principles by Deloitte & Touche or other independent public accountants of recognized national standing, together with financial statements (audited, in the case of the Borrower and New Jersey Natural Gas Company) consisting of consolidated (and company only as to the Borrower and each Principal Subsidiary) balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated (and company only as to the Borrower and each Principal Subsidiary) statements of income and cash flow, retained earnings, paid-in capital and surplus of the Borrower and its Subsidiaries for such fiscal year;

                  (c) as soon as available but in no event more than 90 days after the close of each of the Borrower's fiscal years, a letter or opinion of the accountants who prepared the annual audit report relating to the Borrower and its Subsidiaries stating whether anything in such accountants' examination has revealed the occurrence of any event which constitutes a Default or Event of Default and, if so, stating the facts with respect thereto;

                  (d) promptly upon receipt thereof, copies of any reports and material sections of management letters submitted to the Borrower by such accountants in connection with any annual or interim audit of the books of the Borrower and its Subsidiaries, together with the Borrower's responses, if any;

                  (e) as soon as available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower in a general mailing to all its stockholders, of all reports on Forms 10-Q, 8-K and 10-K under the Securities Exchange Act of 1934, of all final prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933 and of all other material information filed by the Borrower with any securities exchange or with the Commission or any governmental authority succeeding to any or all of the functions of the Commission;

                  (f) copies of the indentures pursuant to which any outstanding debt of the Borrower or any Subsidiary is issued (other than indentures previously delivered to the Agent); and

                  (g) such additional information, reports or statements as the Agent from time to time may reasonably request.

                  Any financial statement, report or other information obtained by any Bank pursuant to this Section 9.3, or by delivery by or on behalf of the Borrower at or prior to the date hereof, other than documents which are publicly available, shall be used by such Bank solely for purposes relating to such Bank's participation in the Advances, provided that any Bank may disclose any such information to any governmental authority, regulatory agency, legislature, court, or any officer, subdivision or committee thereof, its independent accountants or its counsel, or, if such Bank is directed to do so by order of any court or any other governmental body having appropriate authority, to any other Person.

                  9.4. Notices Of Default. The Borrower shall promptly give notice to the Agent of each Default or Event of Default and each other event that has or would be reasonably expected to have a materially adverse effect on its ability to perform its obligations under this Agreement or the Grid Notes. The notice shall specify the nature and period of existence of such event and what action the Borrower has taken or is taking or proposes to take with respect thereto.

                  9.5. Negative Pledge. (a) The Borrower will not, and will not permit any Principal Subsidiary other than New Jersey Natural Gas Company to, create or permit to exist any mortgage, lien or encumbrance, pledge of, or other security interest in, or file or permit the filing of any financing statement under the Uniform Commercial Code or similar notice under any other statute with respect to, any asset of the Borrower or any Principal Subsidiary, except (i), as set forth in Exhibit D hereto and (ii) security for indebtedness referred to in Section 9.14 (iii) hereof.

                  (b) In case any mortgage, lien, encumbrance, pledge or security interest arises in violation of Section 9.5(a), the Borrower shall make or cause to be made provision whereby the Grid Notes and all other amounts due from the Borrower hereunder will be secured equally and ratably with all other obligations secured thereby, and in any case, the Banks shall have the benefit, to the full extent that they may be entitled thereto under Applicable Law, of any equitable mortgage, encumbrance, pledge or security interest so equally and ratably securing the Grid Notes and such other amounts. Any violation of Section 9.5(a) shall nevertheless constitute an Event of Default.

                  9.6. Consolidation, Merger, Sale of Assets, etc. The Borrower will not sell or otherwise dispose of any voting securities of any Principal Subsidiary, and the Borrower will not, and will not permit any Principal Subsidiary to, directly or indirectly, sell, lease or otherwise dispose of all or substantially all of its properties and assets, or consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it, except that

                  (a) a Principal Subsidiary may sell or otherwise transfer all or substantially all of its properties and assets to the Borrower or to another Subsidiary (which, if not already such, shall thereupon become a Principal Subsidiary);

                  (b) a Principal Subsidiary may be consolidated with or merged into any other Subsidiary (in which case the surviving Subsidiary shall remain or become, as the case may be, a Principal Subsidiary);

                  (c) the Borrower may be consolidated with any other Person, or any other Person may be merged into the Borrower, if

                  (i) the Borrower is the survivor of such merger or consolidation and

                  (ii) upon the consummation of such merger or consolidation and immediately after giving effect thereto (and deeming the Borrower to have incurred at the time of such consummation all indebtedness of such other Person that then remains outstanding), no Default or Event of Default would exist; and

                  (d) the Borrower may sell or otherwise transfer all or substantially all of its properties and assets to another corporation, and shall thereupon be released from all of its obligations under this Agreement and the Grid Notes, if

                  (i) the acquiring corporation (A) shall be organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and (B) shall expressly assume the obligations of the Borrower under this Agreement and the Grid Notes under documentation satisfactory in form and substance to the Banks; and

                  (ii) immediately after giving effect to such transaction and such assumption (and deeming all Indebtedness of such acquiring corporation outstanding prior to such transaction and remaining outstanding immediately after such transaction to have been incurred by such corporation as part of such transaction and such assumption), no Default or Event of Default would exist

                  9.7. Preservation of Existence, Rights and Franchises; Conduct of Business. The Borrower shall at all times preserve and keep in full force and effect its corporate existence and that of each of its Principal Subsidiaries, except as permitted by Section 9.6. The Borrower shall at all times preserve and keep in full force and effect its rights and franchises material to its business and those of each of its Principal Subsidiaries, and the Borrower shall, and shall cause each of its Principal Subsidiaries to, take all action necessary to comply with the rules and regulations, as in effect from time to time, of any governmental authority to which it is subject, the noncompliance with which would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or the Grid Notes; provided, however, that nothing in this Section 9.7 shall prevent a consolidation, merger or transfer of assets that is permitted by Section 9.6, if immediately after, and giving effect to, such transaction, the Borrower and its Principal Subsidiaries would be in compliance with this Section 9.7.

                  9.8. Insurance. The Borrower and each Principal Subsidiary shall maintain insurance on their property with financially sound and reputable insurers to the extent and against the risks customary for companies in similar businesses.

                  9.9. ERISA Compliance. The Borrower shall not take any action or omit to take any action, and shall not permit any ERISA Affiliate within its control to take any action or omit to take any action, with respect to any Plan, that under ERISA might result in a lien or charge upon the property of the Borrower or might otherwise materially adversely affect the business, profits, properties or condition (financial or otherwise) of the Borrower. Without limiting the generality of the foregoing, the Borrower shall not permit, and shall not permit any ERISA Affiliate within its control to permit, any Plan to
(a) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code without securing an exemption therefor or (b) incur any material "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived.

                  9.10. Payment of Taxes, etc. The Borrower and each Principal Subsidiary shall pay and discharge, or cause to be paid or discharged, as the same may become due and payable, all taxes, assessments and other governmental charges, levies or claims of any kind against it or on or with respect to any of its property, as well as claims of any kind which, if unpaid, might become a lien (except as permitted by Section 9.5) upon any or its properties; provided, however. that the foregoing shall not require the Borrower or any Principal Subsidiary to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge, levy, claim or lien so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall have set aside on its books reserves with respect thereto which are adequate under generally accepted accounting principles.

                  9.11. Borrower Debt. The Borrower will not incur or permit to exist Indebtedness of the Borrower to exceed 45%, of the sum of the Borrower's tangible net worth and its Long Term Debt. As used herein, "tangible net worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined as to both classification of items and amounts in accordance with generally accepted accounting principles consistently maintained by the Borrower in the preparation of the financial statements referred to in Section 9.3(b); provided, that there shall be excluded from total assets (i) all assets which would be classified as intangible assets under generally accepted accounting principles, including but not limited to goodwill and deferred charges, (ii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iii) leasehold improvements, and (iv) applicable reserves, allowances and other similar properly deductible items.

                  9.12. Interest Coverage. The Borrower will have in each of its fiscal years net earnings before income taxes and interest expense in an amount at least 2 times interest charges during such fiscal year with respect to all Indebtedness of the Borrower. The Borrower will ensure that New Jersey Natural Gas Company will comply with item (15) of Section 4.01 B of the Indenture in connection with the issuance of any additional series of bonds.

                  9.13. Debt Ratio. The Borrower will cause New Jersey Natural Gas Company at all times to comply with Section 9.18 of the Indenture whether or not any Series G Bonds (as defined in the Indenture) are outstanding. The Borrower will not permit all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to exceed 65% of the sum of (x) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis and (y) consolidated tangible net worth. As used herein, "consolidated tangible net worth" means the excess of total consolidated assets over total consolidated liabilities, total consolidated assets and total consolidated liabilities each to be determined as to both classification of items and amounts in accordance with generally accepted accounting principles consistently maintained by the Borrower in the preparation of the financial statements referred to in Section 9.3(b); provided, that there shall be excluded from total consolidated assets (i) all assets which would be classified as intangible assets under generally accepted accounting principles, including but not limited to goodwill and deferred charges, (ii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iii) leasehold improvements, and (iv) applicable reserves, allowances and other similar properly deductible items; and provided further, that there shall be excluded from total consolidated liabilities deferred income taxes.

                  9.14. Subsidiary Borrowing. The Borrower will not permit New Jersey Natural Resources Company and NJNR Pipeline Company, or Commercial Realty & Resources Corp. to incur or suffer to exist Indebtedness, except (i) indebtedness to the Borrower or another Subsidiary, and (ii) indebtedness not exceeding $250,000 in the aggregate for each such Subsidiary.

                  9.15. Holding Company Act Compliance. The Borrower will maintain in effect the exemption described in Section 8.1 (m) hereof and will comply (and will cause each Subsidiary to comply) in all material respects with the provisions of the Holding Company Act to which it is subject.

10.    EVENTS OF DEFAULT

                  10.1. Events of Default. If one or more of the following events of default (each an "Event of Default") shall occur and be continuing, the Agent and the Banks shall be entitled to the remedies set forth in Section 10.2:

                  (a) the Borrower fails to pay the principal amount of any Advance when due or interest on any Advance or any other amount payable hereunder within 5 days after such interest or other amount becomes due and payable;

                  (b) the Borrower defaults in the performance of or compliance with any covenant, obligation or term contained herein or in any Grid Note and, if such default is capable of remedy, such default has not been remedied within 30 days after the Agent shall have given the Borrower written notice of such default;

                  (c) any representation or warranty made in writing by or on behalf of the Borrower herein or delivered in connection herewith at any time proves to have been incorrect in any material respect as of the date made or deemed to have been repeated;

                  (d) any Indebtedness (other than the Advances) of the Borrower or any of its Subsidiaries in excess of $5,000,000 is not paid when due or becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which would cause any such Indebtedness to become, or allow any such Indebtedness to be declared to be, due and payable;

                  (e) the Borrower or any Principal Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to creditors' rights, or a decree or order for relief is entered in respect of the Borrower or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or the Borrower or any Principal Subsidiary files any answer admitting or not contesting the material allegations of a petition filed against the Borrower or any Principal Subsidiary in any such proceeding, or seeks or consents to or acquiesces in the entry of an order for relief or the appointment of, or taking possession by, any trustee, receiver, assignee, custodian, secuestrator or liquidator of the Borrower or such Principal Subsidiary or of all or a substantial part of the properties of the Borrower or such Subsidiary;

                  (f) within 60 days after the commencement of an action against the Borrower or any Principal Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action is not dismissed and all orders or proceedings thereunder affecting the operations or the business of the Borrower or such Principal Subsidiary are not stayed, or if the stay of any such order or proceeding is thereafter set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Borrower or any Principal Subsidiary of any trustee, receiver, assignee, custodian, sequestrator or liquidator of the Borrower or such Principal Subsidiary or all or any substantial part of the properties of the Borrower or such Principal Subsidiary, such appointment is not vacated;

                  (g) any governmental authority or court takes any action that, in the reasonable opinion of the Majority Banks, materially adversely affects the business, operations, property or financial condition of the Borrower or any Principal Subsidiary or the ability of the Borrower to perform its obligations under this Agreement or the Grid Notes;

                  (h) final judgments in an aggregate amount of $500,000 or more are entered against the Borrower or any Principal Subsidiary and such judgments remain undischarged, and the execution thereof unstayed for a period of more than 60 days; or

                  (i) any Plan or Plans are involuntarily terminated, or a trustee is appointed to administer any such Plan or Plans under Section 4042 of ERISA or the PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer, any such Plan or Plans, and such proceeding shall not be dismissed within 30 days, or the Borrower or any Subsidiary incurs a withdrawal liability with respect to any such Plan or Plans under Section 4201 of ERISA, but only if such termination, appointment, institution of proceedings, or withdrawal liability would result in a liability of the Borrower or any Subsidiary that would be material to the consolidated financial condition of the Borrower.

                  10.2. Default Remedies. If any Event of Default (other than an Event of Default specified in Section 10.1(e) or 10.1(f)) shall occur and be continuing, the Agent may with the consent of the Majority Banks, and shall upon the request of the Majority Banks, (a) declare the obligations of each Bank hereunder to be terminated, whereupon such obligations shall forthwith terminate, and (b) declare all amounts payable hereunder or under the Grid Notes by the Borrower that would otherwise be due after the date of such termination to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower. If an Event of Default specified in Section 10.1(e) or 10.1(f) occurs, the obligations of each Bank hereunder shall be immediately terminated and all amounts payable hereunder or under the Grid Notes by the Borrower that would otherwise be due after the date of such Event of Default shall become immediately due and payable without any declaration or other act on the part of the Agent or the Banks.

                  10.3. Right of Setoff. If any amount payable hereunder is not paid as and when due, the Borrower authorizes each Bank to proceed at any time and from time to time, to the fullest extent permitted by law, without prior notice or demand, by right of setoff, banker's lien, counterclaim or otherwise, against any assets of the Borrower which may at any time be in the possession of such Bank or any of its affiliates, at any branch or office, and/or against any other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower to the full extent of all amounts payable to the Banks hereunder, whether or not such amounts shall be due and payable. Any Bank so proceeding shall forthwith give notice to the Agent and the Borrower of any action taken by such Bank pursuant to this Section , provided that the failure to give such notice shall not affect the validity of any such action.

                  10.4. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

11.    PAYMENTS; COMPUTATIONS.

                  11.1. Making of Payments. Each payment by the Borrower under this Agreement or the Grid Notes shall be made in Dollars, in same-day funds or such other funds as the Agent may at the time determine to be customary for the settlement in New York City of international banking transactions denominated in Dollars, by 11:00 a.m. New York City time on the date such payment is due, to the Agent by deposit to such account as the Agent may have last designated by notice to the Borrower.

                  11.2. Computations. Interest and the commitment fees payable hereunder shall be computed on the basis of a 360-day year and actual days elapsed.

12.    APPLICATION, DISTRIBUTION AND SHARING OF PAYMENTS.

                  12.1. Sharing of Payments. If any Bank at any time obtains total or partial payment of any amount payable hereunder other than pursuant to
Section 4.2, 15.1 or 15.2 or by distribution by the Agent pursuant to Section 6.1, such Bank shall forthwith pay to the Agent the amount so obtained, and the Agent shall apply and distribute such amount were a payment was made by the Borrower; provided, however, that, if any Bank at any time obtains total or partial payment of any amount payable thereunder by exorcising a right of setoff, banker's lien or counterclaim, such Bank shall forthwith purchase from the other Banks such participations in the Aggregate Advances made by such other Banks as shall be necessary to cause such purchasing Bank to share such amount ratably with such other Banks; and provided further, however, that, if all or any of such amount is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but with such adjustments of interest as shall be equitable. Any Bank so purchasing a direct participation from another Bank pursuant to this
Section 12.1 may, to the fullest extent permitted by law, exercise all of its rights of collection with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Nothing herein contained shall in any way affect the right of any Bank to retain any amount obtained with respect to indebtedness other than indebtedness under this Agreement or any Grid Note.

13.    THE AGENT

                  13.1. The Agent. (a) Each Bank authorizes the Agent to exercise on its behalf the powers specifically delegated to the Agent herein and all other powers reasonably incidental thereto. The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall be deemed to constitute the Agent a trustee for any Bank or to impose on the Agent any obligations other than those for which express provision is made herein.

                  (b) Neither the Agent nor any director, officer, employee or agent of the Agent shall have any responsibility for (i) any failure of the Borrower to fulfill any obligation under this Agreement or the Grid Notes, (ii) the truth of any representation or warranty made by the Borrower in this Agreement or any other document delivered in connection with this Agreement or
(iii) the validity or enforceability against the Borrower of this Agreement or the Grid Notes.

                  (c) Neither the Agent nor any of the directors, officers, employees or agents of the Agent shall have any responsibility for any action taken or omitted to be taken in connection with this Agreement or the Grid Notes, except for gross negligence or willful misconduct.

                  (d) The Agent shall be entitled to rely in good faith on any document believed by it to be genuine and to have been sent or signed by the proper person and on the opinions and statements of any legal counsel or other professional advisors selected by it and shall not be liable to any other party for any consequence of any such reliance.

                  (e) Each Bank acknowledges that it has made such independent investigation and evaluation of the creditworthiness of the Borrower as it has judged appropriate and prudent in connection with the making of its Aggregate Advances. Except as expressly provided herein, the Agent shall have no duty to provide any Bank with any credit or other information with respect to the Borrower.

                  (f) The Agent and its affiliates may, without liability to account to any Bank therefor, make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though it were not the Agent.

                  (g) The Agent may treat each Bank as the holder of each Grid Note delivered for such Bank pursuant to this Agreement for all purposes whatsoever unless and until the Agent receives notice, in form and substance satisfactory to it, of a transfer or assignment thereof and the written agreement of the person or persons to whom such Grid Note has been transferred or assigned to be bound by the terms hereof.

                  (h) The Agent may resign at any time by giving written notice to the Banks and the Borrower or be removed with or without cause by the Majority Banks by notice to the Agent and the Borrower. Upon the giving of either such notice, the Majority Banks shall have the right to appoint another Bank as successor Agent. If a successor Agent has not been so appointed and accepted such appointment on or before the sixtieth day after such notice is given, the retiring Agent may appoint a successor Agent. Upon the acceptance of appointment as Agent hereunder by a successor Agent and notice of such acceptance to the Borrower and the Banks, such successor agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Notwithstanding the resignation or removal of any retiring Agent hereunder, the provisions of this Section 13 shall continue to inure to the benefit of such Agent in respect of any action taken or omitted to be taken by such Agent in its capacity as such.

                  13.2. Covenant to Reimburse. Each Bank shall reimburse the Agent (to the extent not reimbursed by the Borrower) ratably in accordance with the proportionate share of such Bank determined, if the Agent seek such reimbursement, with respect to a time when there are no Advances outstanding hereunder, on the basis of the respective Commitments of the Banks, or, it thereafter, on the basis of respective principal amounts of the Aggregate Advances maintained at the time for all expenses incurred by the Agent in the exercise of its responsibilities as Agent, including, without limitation, the reasonable fees and expenses of legal and other professional advisors.

                  13.3. Non-Receipt of Funds by the Agent. (a) Unless the Agent has received written notice from the Borrower prior to the date on which any payment by the Borrower is due hereunder that the Borrower does not intend to make such payment as and when due, the Agent may assume that the Borrower has so made such payment and, in reliance upon such assumption, the Agent may (but shall not be required to) make available to each Bank on the date such payment is due an amount equal to the portion of such assumed payment that such Bank is entitled to hereunder. If the Borrower has not in fact made such payment to the Agent, each such Bank shall, on demand, repay to the Agent the amount so made available to it, together with interest on such amount accrued for each day from and including such payment date to but excluding the date of such repayment at a rate per annum determined and certified by the Agent to be its cost of funds.

                  (b) On each Disbursement Date, the Agent shall be entitled to assume that each Bank (other than any Bank that has given the Agent notice to the contrary) has made funds available to the Agent as required by Section 2.3, and the Agent, acting in reliance upon such assumption, may (but shall not be required to) transfer funds to the Borrower in an amount equal to the aggregate of the respective amounts due from all Banks from which no such notice has been received. If any Bank that has not given such notice fails to make funds available as required by Section 2.3 and the Agent has credited to the Borrower an amount equal to such aggregate, the Agent shall be entitled at its option to recover an amount equal to the expected Advance of such Bank on demand from either such Bank or the Borrower (without prejudice to the rights of the Borrower against such Bank) together with interest on such amount accrued for each day from and including the Disbursement Date, to but excluding the date of such recovery at a rate per annum determined and certified by the Agent to be its cost of funds.

14.    INDEMNIFICATION

                  14.1. Expenses. The Borrower shall reimburse the Agent on demand for all reasonable expenses (including the reasonable fees and expenses of the Agent's counsel) incurred as a consequence of, or in connection with the negotiation, preparation or execution of this Agreement or any amendment to this Agreement and the preservation or enforcement of any right of the Agent or any Bank under this Agreement or the Grid Notes.

                  14.2. Other Costs. If the Borrower (a) fails, after giving the notice referred to in Section 2.2, to fulfill the conditions set forth in
Section 7 at or before the respective times specified for their fulfillment or otherwise defaults in its irrevocable commitment pursuant to Section 2.2, (b) fails to pay any amount payable hereunder as and when due or (c) makes, for any reason whatsoever, any prepayment of principal of any Advance on any day other than the last day of an Interest Period, the Borrower shall reimburse each Bank on demand for all losses, additional costs or expenses, that it may reasonably incur as a consequence thereof including, without limitation, any loss incurred by each Bank in connection with its reemployment of the amount so prepaid or of those funds acquired by each Bank to fund an Advance, as the case may be, but excluding any loss of anticipated profits.

15.    CHANGES IN APPLICABLE LAW; INCREASED COSTS

                  15.1 Changes in Applicable Law. Each Bank shall forthwith advise the Agent and the Borrower if it determines that:

                  (a) after the date hereof, the adoption of or any change in any Applicable Law or in the interpretation thereof by any governmental or other regulatory authority administering such Applicable Law or by any court of competent jurisdiction, and/or

                  (b) compliance by such Bank with any requirement or directive arising after the date hereof from any central bank or other regulatory authority administering Applicable Law (whether or not such requirement or directive has the force of law), makes it (or makes it apparent that it will become) unlawful to comply with, or otherwise prevents such Bank from complying with, some or all of the obligations contemplated by this Agreement. Such notice shall specify the obligations whose performance is thereby prevented. Such notice may, at the option of such Bank, demand prepayment by the Borrower of any outstanding Advance made by such Bank if in accordance with this Section 15.1 it is unlawful for such Bank to continue to fund or maintain such Advance or any portion thereof.

                  The obligations so specified in such notice shall forthwith be canceled or suspended to the extent specified in such notice, effective whenever such performance is so prevented and, if so demanded in such notice, the Borrower shall, on or prior to the later of (i) two Business' Days after receipt of such notice or (ii) the date as of which such performance is prevented, prepay the outstanding amount specified therein in full, or any lesser portion thereof necessary to eliminate such situation, with accrued interest thereon. Each prepayment made by the Borrower pursuant to this Section 15.1 shall be distributed to the Bank entitled thereto.

                  15.2.    Increased Costs.  If as a result of:

                  (a) after the date hereof, the adoption of or any change in any Applicable Law or in the interpretation thereof by any governmental or other regulatory authority administering such Applicable Law or by any court of competent jurisdiction, and/or

                  (b) compliance by any Bank with any requirement or directive arising after the date hereof from any central bank or other fiscal, monetary or any other regulatory authority administering Applicable Law (whether or not such requirement or directive has the force of law),

(x) the capital required to be maintained by any Bank as a result of its Commitment or its Advances shall be increased such that the rate of return on such Bank's capital with respect to its Commitment and Advances is reduced below that which such Bank could have achieved but for such adoption, change or compliance (taking into account such Bank's policies regarding capital adequacy), or (y) there shall be any increase in the cost to any Bank of making, maintaining or giving effect to its obligations under this Agreement (including, without limitation, any increased costs resulting from any reserve requirements) or making or maintaining any Advance or any reduction in any amounts receivable by any Bank under this Agreement (other than such an increase in costs or reduction in amounts receivable attributable to (i) a tax on or measured by the net income of such Bank imposed by the jurisdiction in which it is constituted or doing business; or (ii) without prejudice to such Bank's rights under Section 6.1, United States Tax or any tax described in clause (i) imposed by withholding with respect to a payment hereunder); then the Borrower shall from time to time, forthwith on receipt of a certificate from such Bank, pay to such Bank such amounts as are certified therein to be sufficient to indemnify such Bank against such increased cost, reduction in any amount so receivable and/or reduction in rate of return on capital. The certificate provided by the Bank shall be prima facie evidence of the amounts claimed (provided that such certificate is accompanied by a statement of the details on which the calculation of such amounts was based).

                  15.3. Alternative Arrangements. If a determination or certification in accordance with Section 15.1 or 15.2 above is made by, or any of the circumstances specified in Section 6.1, 15.1 or 15.2 above shall arise in relation to, any Bank, such Bank shall, in consultation with the Borrower, during a period ending not later than 30 days after the giving of such notice under Section 15.1 or such certificate under Section 15.2 or after the date on which any tax under Section 6.1 becomes payable, as the case may be, use its reasonable endeavors to make alternative arrangements that remove or minimize the application of Section 6.1 or this Section 15, as the case may be, and that are not in the sole judgment of such Bank otherwise disadvantageous to it.

16.    GENERAL

                  16.1. Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

                  16.2. Jurisdiction. (a) Any action or proceeding relating in any way to this Agreement or any Grid Note may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and the Borrower irrevocably submits to the jurisdiction of each such court. Any process or other legal summons for the purpose of any such action or proceeding may be served by mailing a copy thereof by registered mail addressed to the Borrower as provided for notices hereunder.

                  (b) The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding relating in any way to this Agreement or any Grid Note brought in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) The Borrower further irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced by the Agent or any Bank relating in any way to this Agreement or any Grid Note should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement or any Grid Note, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Borrower shall take all measures necessary for any such action or proceeding commenced by the Agent or any Bank to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.

                  16.3. Loan Currency. Each reference in this Agreement to Dollars is of the essence. The obligation of the Borrower in respect of any amount due under this Agreement or the Grid Notes shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in Dollars that the person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after premium and costs of exchange) on the Business Day immediately following the date on which such person receives such payment. If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower shall pay such additional amounts, in Dollars, as may be necessary to compensate for such shortfall. Any obligation of the Borrower not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

                  16.4. Notices. Except as otherwise expressly provided herein, all notices pursuant to this Agreement shall be given by telecopier, telex cable or by notice in writing hand-delivered or by airmail, postage prepaid. All such notices shall be sent to the telecopier, telex number or address (as the case may be) specified for the intended recipient in Schedule I, or, in the case of the Borrower, to New Jersey Resources Corporation, 1350 Campus Parkway, P.O. Box 1468, Wall, New Jersey 07719, Attention: Senior Vice President and Chief Financial Officer, or, in the case of the Agent, to Union Bank of Switzerland, New York Branch, 299 Park Avenue, New York, New York 10171 Attention: Robert W. Casey, Jr., or to such other number of addresses as such recipient say have last specified by notice to the other parties. All such notices shall be effective upon receipt.

                  16.5. Remedies and Waivers. No failure or delay on the part of the Agent or any Bank in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder.

                  16.6. Amendment. This Agreement may be amended only by an instrument in writing executed by the Borrower and the Majority Banks; provided, however, that execution of such instrument by the Borrower and all the Banks shall be required for any amendment that (a) subjects the Banks to any additional obligation hereunder, (b) reduces the Advances or any fee payable hereunder, (c) alters any provision of Section 4, (d) postpones any date fixed for, or changes the currency of, payment of the Advances or any other amount payable by the Borrower under this Agreement or any of the Grid Notes, (e) changes the number of Banks, or the manner of determining the number of Banks, required for the Banks or any of them to take any action hereunder or (f) alters Sections 6, 12, 15 or this Section 16.6; and provided further, that amendment of any provision of this Agreement affecting the rights or duties of the Agent hereunder shall, in addition, require execution of such instrument by the Agent.

                  16.7. Assignment; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and all the Banks.

                  (b) Any Bank may at any time assign or otherwise transfer its Grid Note or any of its rights or obligations hereunder in whole or in part; provided, however, that if the assignee or transferee is other than an office, Subsidiary or affiliate of such Bank, such assignment or transfer shall not be made without the consent of the Borrower and notification to the Agent; and provided further, that no such assignment or transfer shall result in any additional liability of the Borrower on account of United States Taxes or for increased costs under Section 6.1 or 15.2 or violate any applicable provision of the securities laws of the United States or any state thereof. The Borrower shall, from time to time at the request of any Bank, execute and deliver such documents as may be necessary to give full force and effect to such assignment or transfer, including, without limitation, a new Grid Note in exchange for any Grid Note held by such Bank. If any Bank assigns or otherwise transfers any of its rights or obligations hereunder, subject to Section 13.1(h), each reference in this Agreement to such Bank shall be deemed to be a reference to such Bank and the person or persons to whom such rights or obligations were assigned or transferred to the extent of their respective interests.

                  (c) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Advances provided that no Bank shall grant a participation in its Commitment unless (A) such participation involves an amount equal to $1,000,000 or any greater multiple of $500,000 and (B) after giving effect thereto such Bank has either no remaining unparticipated Commitment or an unparticipated Commitment of at least $1,000,000. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement, provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b), (c) or (d) of Section 16.6 without the consent of the Participant. Each Participant shall be entitled to the benefits of Sections 6, 14 and 15 hereof to the extent that such Bank would be entitled to such benefits if the participation had not been granted.

                  16.8. Determinations by the Agent or any Bank. Except as otherwise provided herein, each determination by the Agent or any Bank hereunder shall, in the absence of manifest error, be conclusive and binding on the parties.

                  16.9. Survival. The obligations of the Borrower under Section 6.1, Section 6.2, Section 14 and Section 15 shall survive the repayment of the Advances and the cancellation of the Grid Notes and the termination of the other obligations of the Borrower hereunder.

                  16.10. Severability of Provisions. Any provision Of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  16.11. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

                  16.12. Integration of Terms. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in New York City as of the date and year first written above.

                                        Borrower:

                                        NEW JERSEY RESOURCES CORPORATION

                                        By: /S/ GLENN C LOCKWOOD
                                            -----------------------------------

                                        Agent and Bank:

                                        UNION BANK OF SWITZERLAND
                                        New York Branch

                                        By: /S/ ROBERT W CASEY
                                            -----------------------------------

                                        By:
                                            -----------------------------------

                                        Bank:
                                        THE BANK OF TOKYO MITSUBISHI, LTD.

                                        By: /S/ MICHAEL C ROMER
                                            -----------------------------------

                                   SCHEDULE I

                        DETAILS OF BANKS AND COMMITMENTS


Union Bank of Switzerland, New York Branch:.            Commitment:  $20,000,000

Lending Branch: New York

Address for notices:            299 Park Avenue
                                New York, New York 10171
                                Attention: Paul Morrison.
                                Telex No: 129299
                                Fax: 212-821-3878

The Bank Of Tokyo Mitsubishi, Ltd.                      Commitment:  $10,000,000

Lending Branch:

Address for notices:            1251 Avenue of the Americas
                                New York, New York 10020
                                Attention: Stephen E. Goddard
                                Telex No: 229049
                                Fax: 212-782-6445

                                    EXHIBIT A

                                 PROMISSORY NOTE


U.S. $ 20,000,000 00                                     Dated:  October 1, 1996

                  FOR VALUE RECEIVED, the undersigned, NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of

                   UNION BANK OF SWITZERLAND, NEW YORK BRANCH

(the "Bank") for the account of its Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Advance (as defined below) owing to the Bank by the Borrower pursuant to the Credit Agreement (as defined below) on the Termination Date (as defined in the Credit Agreement).

                  The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                  Both principal and interest are payable in lawful money of the United States of America to Union Bank of Switzerland, New York Branch ("UBS"), as Agent, at 299 Park Avenue, New York, New York 10171, in same-day funds. Each Advance owing to the Bank by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                  This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of August 27, 1996 (the "Credit Agreement"), among the Borrower, the Bank and certain other banks parties thereto, and UBS, as Agent for the Bank and such other banks.

                  The Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                             NEW JERSEY RESOURCES CORPORATION

                                             By:  ______________________________
                                                  Title:

                                      GRID



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                                                                AMOUNT OF      UNPAID PRINCIPAL
 DISBURSEMENT DATE   AMOUNT OF ADVANCE     MATURITY OF       PRINCIPAL PAID         BALANCE        NOTATION MADE BY
                                             ADVANCE           OR PREPAID
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
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

                              [OPINION OF COUNSEL]



Union Bank of Switzerland
299 Park Avenue
New York, New York 10171

Re:           $30,000,000 Revolving Credit and Term Loan for
              New Jersey Resources Corporation

         New Jersey Resources Corporation (hereinafter the "Company") or "Borrower") has entered into a revolving Credit and Term Loan Agreement (hereinafter the "Agreement") with UNION BANK OF SWITZERLAND, New York Bank, as agent (hereinafter the "Agent"), and UNION BANK OF SWITZERLAND, New York Branch and THE BANK OF TOKYO MITSUBISHI, LTD., (hereinafter the "Banks").

         We are New Jersey counsel to the Company and in that capacity are familiar with the affairs of the Company, including those relating to the transactions that are contemplated by the Agreement. We have examined such corporate records of the Company and other instruments, documents and certificates as we have deemed necessary for a basis of this opinion which is being rendered to you as part of the Agreement. We have also engaged in conferences with officers of the Company and have ascertained or verified to our satisfaction such additional facts and made such further investigation as we deemed necessary as a basis for this opinion. Our opinion in this regard is limited to the laws of the State of New Jersey. Based upon the foregoing we are of the opinion that:

         (i). The Borrower is a corporation duly organized and validly existing under the law of New Jersey and has the power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated in the Agreement.

         (ii). Each Subsidiary is an entity duly organized and validly existing under the law of its jurisdiction of incorporation or organization and has the power and authority to own its property and to conduct its business as currently conducted.

         (iii). The Borrower has taken all necessary action to authorize the execution and delivery of the Agreement and all other documents to be executed and delivered by it in connection with the Agreement, the performance of its obligations and under the Agreement and Grid Notes and the consummation of the transactions contemplated in the Agreement.

         (iv). The Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the Grid Notes, when duly executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         (v). All governmental authorizations and actions of any kind necessary to authorize the Advances or required for the validity or enforceability against the Borrower of the Agreement or Grid Notes have been obtained or performed and are valid and subsisting in full force and effect.

         (vi). No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under the Agreement or the Grid Notes or the consummation of the transactions contemplated in the Agreement, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any subsidiary or any agreement, instrument, judgment, order, law, rule or regulation applicable to the Borrower or any Subsidiary or to any property of the Borrower or any Subsidiary.

         (vii). There are not actions, proceedings or claims pending or, to our best knowledge, threatened the adverse determination of which would have a materially adverse effect on the business, operations, property or consolidated financial condition of the Borrower and its Subsidiaries or impair the ability of the Borrower to perform its obligations under, or affect the validity or enforceability of, the Agreement or the Grid Notes.

         (viii.) The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (ix). The Borrower and its Subsidiaries are exempted from regulation by the Commission under the Holding Company Act, except under Section 9(a)(2) thereof, pursuant to a filing made with the Commission under Section 3 of said Act. Such filing is in full force and effect, and no proceedings are pending or, to our best knowledge, threatened for the revocation or denial of such exemption.

         (x). None of the transactions contemplated in the Agreement (including, without limitation, the borrowings thereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (or any regulations issued pursuant thereto, including without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

         (xi). All of the issued and outstanding shares of capital stock of the subsidiaries listed on Exhibit C to the Agreement have been duly authorized and issued and are fully paid and nonassessable.

                                                     Very truly yours,

                        NEW JERSEY RESOURCES CORPORATION

                                    EXHIBIT C

                              LIST OF SUBSIDIARIES


                                                           % OF VOTING STOCK OWNED
NAME                             PLACE OF INCORPORATION    BY THE BORROWER
------------------------------   ----------------------    -------------------------------------

1.    New Jersey                 New Jersey                100% of common stock (96.0% of voting
      Natural Gas                                          stock, inclusive of 210,045 shares of
      Company                                              outstanding redeemable cumulative
                                                           Preferred Stock not
                                                           owned by the
                                                           Borrower).

2.    NJR Energy Services Corp.  New Jersey                100% (all common stock)


      subsidiaries:
                                 New Jersey                100% (all common stock)
      New Jersey Natural
      Energy Company

      NJR Energy Corporation     New Jersey                100% (all common stock)

      subsidiaries:

 .     New Jersey                 New Jersey                100% (all common stock)
      Natural
      Resources
      Company

      NJNR Pipeline              New Jersey                100% (all common stock)
      Company



      New Jersey Storage Corp.   New Jersey                100% (all common stock)



3.    NJR Development Corp.      New Jersey                100% (all common stock)

      Subsidiary:

      Commercial                 New Jersey                100% (all common stock)
      Realty &
      Resources Corp.

                        NEW JERSEY RESOURCES CORPORATION

                                    EXHIBIT D

                             PERMITTED ENCUMBRANCES


         (i) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which reserves adequate under generally accepted accounting principles are being maintained;

         (ii) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

         (iii) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

         (iv) Mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

         (v) Minor imperfections of title on real estate, provided such imperfections do not render title unmarketable;

         (vi) Any mortgage, encumbrance or other lien upon, or security interest in, any property hereafter acquired by the Borrower or any Subsidiary, created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any such mortgage, encumbrance or lien upon, or security interest in, property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any such mortgage, encumbrance or other lien or security interest without the assumption thereof, provided that each such mortgage, encumbrance, lien or security interest shall attach only to the property so acquired;
         (vii) Any pledge or assignment of, encumbrance or other liens upon, or security interest in, the partnership interest of the Company or its Subsidiaries in Iroquois Gas Transmission System L.P., a Delaware limited partnership, or any other partnership created in connection with the development, construction, financing or operation of the Iroquois pipeline which will transport natural gas from Canada to the north-eastern section of the United States.

    EXTRACT FROM THE MINUTES OF A JOINT MEETING OF THE BOARDS OF DIRECTORS OF
        NEW JERSEY RESOURCES CORPORATION, NEW JERSEY NATURAL GAS COMPANY,
          AND COMMERCIAL REALTY & RESOURCES CORP., HELD ON ______, 1996



         RESOLVED, that the Company enter into a three-year Revolving Credit Facility with Union Bank of Switzerland, as Agent for the Participating Banks, in the amount of $30,000,000, substantially upon the terms and conditions set forth in the Summary of Terms and Conditions submitted at this meeting, which are hereby approved, and upon such other or further terms and conditions as shall be approved by the appropriate officers of the Company, the proceeds of which shall be used to refinance the existing $30,000,000 Term Loan with the said Participating Banks; and it is further

         RESOLVED, that the appropriate officers of the Company are hereby authorized to execute and deliver an appropriate loan agreement, promissory note and such other documents and certificates on behalf of the Company as may be deemed necessary or appropriate to carry out the intent of the foregoing resolution.

                      * * * * * * * * * * * * * * * * * * *

         I hereby certify this ___ day of October, 1996 that the foregoing is a true and correct extract from the Minutes of a joint meeting of the Boards of Directors of New Jersey Resources Corporation, New Jersey Natural Gas Company, and Commercial Realty & Resources Corp. held on _________, 1996 and that the resolutions set forth in such extract were duly adopted and have not been amended or rescinded and are in full force and effect.

                                                      --------------------------
                                                      Name:
                                                      Title:

                        NEW JERSEY RESOURCES CORPORATION
                            CERTIFICATE OF INCUMBENCY


         I, ________, Senior Vice President, General Counsel and Secretary, do hereby certify that each of the following persons listed below have been duly elected to the office or offices set forth opposite his or her name and have held such office or offices at all times since ____________, 1996 through and including the date hereof, and the signature appearing opposite his or her name is his or her genuine signature:

NAME                          TITLE                                  SIGNATURE
----                          -----                                  ---------

Laurence M. Downes            President, CEO                         ________________________



Glenn C. Lockwood             Senior Vice President & Chief          ________________________
                              Financial Officer
                              ,




                                                                     _________________________
                                                                     Name:Title:
Dated: October 1, 1996

                               E&A INCENTIVE PLAN